A Medical Corporation

HOSPITALIST PARTICIPATION SERVICE AGREEMENT

This HOSPITALIST PARTICIPATION SERVICE AGREEMENT (“Agreement”) is made and entered into this 1st day of May, 2009 by and between ApolloMed Hospitalists, A Medical Corporation (Group), a California professional corporation located at P.O. Box 4555, Glendale, CA 91222 and Warren Hosseinion, a physician (Provider), having its principal place of business at 1420 S. Central Ave, Glendale, CA 91202.

RECITALS

WHEREAS, Group intends to enter into agreements with, but not limited to, Independent Physician Associations (IPA’s), private community physicians (Physicians) and contracted hospitals (Hospital(s)) for the provision of inpatient medical services to persons enrolled as Enrollees (Enrollees) of IPA’s or patients assigned to group as attending physician or consultant by Physician(s) or Hospital(s).

WHEREAS, Group and Provider desire to enter into a contract whereby Provider agrees to provide Covered Inpatient Intensive Medicine Services on behalf of Group to Enrollees of IPA’s or patients assigned to group as a locum tenens attending physician or consultant by, but not limited to, Hospital(s) and Physician(s) which contract with Group.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

RETENTION OF PROVIDER

1.	Provider shall, at all times, be deemed an, employee. It is the express intention of the parties that Provider is an employee, agent, owner, joint venturer and partner of Group. Both parties acknowledge that Provider is an employee for any and all purposes, including state and federal tax withholdings and that: (1) Provider will not incur business expenses that are not reimbursed by the Group except as otherwise expressly stated in this Agreement, (3) Provider will exercise independent discretion in and control the performance of services that Provider renders pursuant to this Agreement, and (4) Group may supply Provider with the tools and instrumentalities used in the performance of such services at Group’s discretion. This Agreement is primarily to achieve the result of the service Provider will render, not the means by which the service will be accomplished.

2.	Provider will devote high professional standards and very good effort and attention to the performance of services pursuant to this Agreement. Provider will use good judgment, adhere to high ethical standards, and avoid situations that create an actual or perceived conflict between Provider’s interests and the interests of Group. While providing services to Group, Provider will respect Group’s procedures and policies so as not to create unsafe situations, hinder Group’s patient, employee or vendor relations, expose Group to undue risks or losses or cause dissension among the Group’s employees.

3.	Provider agrees to indemnify Group and all of its officers, directors, employees, shareholders, and agents and hold them all harmless for any injuries, damages, or losses (including reasonable attorney’s fees and legal costs) to Provider or to Provider’s agents or employees arising from or relating to this Agreement. Provider further agrees to indemnify Group, and all of its officers, directors, employees, shareholders and agents, free and hold them all harmless from and against any and all claims, demands, damages or liabilities (including reasonable attorney’s fees and legal costs) of Group arising from or relating to the performance by Provider and Provider’s agents and employees of Provider’s obligations and duties pursuant to this Agreement.

ARTICLE I

SERVICES TO BE PERFORMED BY PROVIDER

Provider agrees to be available to provide and/or arrange coverage for Covered Inpatient Intensive Medicine Services to Enrollees of IPA’s, or patients assigned to group as attending physician by Hospital(s) or Physician(s) on an as-needed basis. Said Covered Inpatient Intensive Medicine Services as referenced in Exhibit “A” shall be provided to Enrollees of each and every IPA which has (1) contracted with the Group and (2) has accepted Group to provide Covered Inpatient Intensive Medicine Services to its Enrollees and to patients assigned to Group as attending physician by Hospital(s) or Physician(s). Provider agrees to provide said Covered Inpatient Intensive Medicine Services at Group’s Participating Hospitals as referenced in Exhibit “B”. IPA’s contracted with Group are listed in Exhibit “C.”

ARTICLE II

REPRESENTATIONS

GROUP hereby warrants and represents that it is a California medical professional corporation that is in good standing with the California Secretary of State.

PROVIDER hereby warrants and represents that he or she is duly licensed to practice medicine in the State of California and is in good standing with the Medical Board of California. Provider further warrants and represents that he or she is currently either Board Certified or Board Eligible, and that for the duration of this Agreement shall remain in good standing with the Medical Board of California and with the medical staff of the Primary Hospital(s) with privileges in Inpatient Intensive Medicine.

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ARTICLE III

COMPENSATION

Group shall compensate Provider for Covered Inpatient Intensive Medicine Services as referenced in Exhibit A at an annualized rate of four hundred fiftteen thousand Dollars ($415,000.00) per year, where three hundred sixty thousand Dollars ($360,000.00) are payable as a taxable and direct salary in bimonthly installments and prorated on a daily basis for any portion of a month in which the terms of this Agreement do not apply or have been suspended by agreement of the Parties or terminated pursuant to the termination provisions of this Agreement and the remaining fifty five thousand Dollars ($55,000.00) as nontaxable benefits, paid either directly from Group or remitted to Group by Provider for costs incurred on a monthly basis, for the purpose of carrying out and performing duties related to employment with Group which include the following: (1) automobile expenses including (a) automobile lease (b) gasoline and (c) automobile repairs and maintenance, (2) meals, (3) travel expenses including (a) automobile rental (b) airline fees and (c) hotels, (4) communication expenses including (a) cellular phone and accessories and (b) cellular phone fees. In the event the amount of nontaxable benefits incurred by Provider is less than the fifty five thousand Dollars ($55,000.00) allocated to Provider by Group, Group shall pay the difference to Provider as a taxable salary at the end of the calendar year and prorated on a daily basis for any portion of the year in which the terms of this Agreement do not apply or have been suspended by agreement of the Parties or terminated pursuant to the termination provisions of this Agreement. In the event the amount of nontaxable benefits incurred by Provider is greater than the fifty five thousand Dollars ($55,000.00) allocated to Provider by Group, Group shall convert said amount to a loan against Provider which shall be repaid by Provider to Group within the following quarter in the form of bimonthly deductions from Provider’s expected salary. In addition to the aforementioned compensation, Group shall compensate Provider fifty percent (80%) of collections for revenues generated by Provider in excess of the aforementioned annualized compensation of Four Hundred Fifteen Thousand Dollars ($415,000.00) in the twelve (12) month period corresponding with Group’s fiscal year. Provider shall be paid this additional compensation within sixty days after such collections are reasonably calculable after the end of the Group’s fiscal year. As Provider is an employee, agent, owner, joint venturer and partner of Group, it is understood that Provider may at times be required to perform additional services, due to acquisition of new contracts or modifications of existing contracts, which may not be part of or in excess of those services agreed upon in current Agreement; changes to current Agreement describing said changes in Groups current contracts and method of compensation to Provider for additional services provided may be amended or modified only by a written document signed by both parties hereto.

ARTICLE IV

OBLIGATIONS OF GROUP

1.	Group will secure throughout the entire term of this Agreement a policy of professional malpractice liability insurance on behalf of Provider with an insurance company admitted and licensed in the State of California. The minimum coverage amount must be One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate. Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

2.	Group also agrees to maintain or purchase a tail policy for a period of not less than five (5) years following the effective termination date of the foregoing policy. Said tail policy shall have the same policy limits as the primary professional liability policy. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group shall fully reimburse Provider for the cost of said tail policy.

3.	Group will secure throughout the entire term of this Agreement a policy of health insurance on behalf of Provider with an insurance company admitted and licensed in the State of California. Said insurance policy shall provide coverage for Provider and all his dependents at no additional cost to Provider. Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

4.	Group will secure throughout the entire term of this Agreement a policy of disability insurance and on behalf of Provider with an insurance company admitted and licensed in the State of California. The minimum coverage shall be in the amount equal to Provider’s current salary. Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

5.	Group will secure throughout the entire term of this Agreement a policy of term life insurance on behalf of Provider with an insurance company admitted and licensed in the State of California. The minimum coverage shall be in the amount of one million dollars ($1,000,000). Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

ARTICLE V

OBLIGATIONS OF PROVIDER

1.	During the entire term of this Agreement, Provider shall remain in good standing of the medical staff of the Primary Hospital(s) as referenced in Exhibit “B” with privileges in Inpatient Intensive Medicine. Loss of such medical staff membership or loss, impairment, suspension or reduction in privileges shall result in immediate termination of this Agreement.

2.	Provider shall advise Group of each malpractice claim filed against Provider and each settlement or judgment of malpractice within fifteen (15) days following said filing, settlement, or judgment. Provider represents and warrants that no claims of malpractice have been made against Provider except as previously indicated in writing to the Group.

3.	Provider has agreed to provide Covered Inpatient Intensive Medical Services as referenced in Exhibit “A,” Exhibit “B,” and Exhibit “C.”

4.	Provider shall maintain active licenses and DEA numbers in the State of California. Group shall pay all associated licensing fees and expenses. Provider may also maintain active or inactive licenses in other states at Provider’s sole expense.

5.	Provider shall cooperate with independent quality review and improvement organization activities pertaining to provision of services. Provider shall comply with M+CO medical policies, quality assurance programs and medical management programs. Provider shall fully cooperate with and adhere to Medicare's appeals, expedited appeals and expedited review procedures for M+CO Members, including gathering and forwarding information on appeals to M+CO as necessary.

6.	Provider shall abide by all standards specified by the Healthcare Facilities Accreditation Program (the “HFAP”) or the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) (whichever is applicable), or any comparable deemed status organization in the current accreditation manual for hospitals and all regulations set forth in Title 22, Division 5 of the California Code of Regulations, with respect to the provision of the Services.

7.	As to those patients assigned to Provider, Provider shall:

(a)	Timely assess all newly admitted patients in accordance with the following timelines:

(1) Admissions to Units Other Than ICU – In accordance with existing hospital policy, unless the clinical status of the patient warrants an earlier assessment;

(2) Admission to ICU - In accordance with existing hospital policy, unless the clinical status of the patient warrants an earlier assessment; and

(3) Emergency Department – Within thirty (30) minutes of request from Emergency Department.

(b)	Communicate with the patient’s Primary Care Physician, where applicable, regarding the patient’s medical condition and treatment plan within twenty-four (24) hours of admission, at least every forty-eight (48) hours during the patient’s inpatient stay, and within twenty-four (24) hours of discharge.

(c)	Provide encounter data on all services rendered at Hospital as requested by Hospital;

(d)	Communicate with Hospital’s Case Management Staff on a daily basis regarding the patient’s medical condition, treatment plan, and discharge status;

(e)	Obtain consultations with specialists and other members of the Medical Staff as may be required by the patient’s medical condition.

(f)	Cooperate in promptly transitioning care back to the Patient’s primary care physician upon discharge, by, among other things:

(1)	Preparing discharge instructions (i.e., the discharge sheet) to be faxed or submitted to the primary care physician on the day of discharge; and

(2)	Timely completing the discharge summary, as required by hospital rules.

8.	Provide consultations to those staff physicians who have elected to admit patients to the Hospital.

9.	In the event a patient requests his/her own primary care physician, Provider will provide such care as may be immediately required under the circumstances, and shall promptly call and inform the primary care physician of the patient’s request.

ARTICLE VI

CONFIDENTIALITY/NONDISCLOSURE

1.	Provider understands that, in connection with his or her engagement with Group, he or she may receive, produce, or otherwise be exposed to trade secrets, Group Information and/or Confidential Information, in addition to all information Group receives from others under an obligation of confidentiality.

2.	Provider acknowledges that trade secrets, Group Information and Confidential Information are the sole, exclusive and extremely valuable property of Group. Accordingly, Provider agrees to segregate all trade secrets, Group Information and/or Confidential Information from information of other companies and agrees not to reproduce any trade secrets, Group Information and/or Confidential Information without Group’s prior written consent, not to use trade secrets, Group Information and/or Confidential Information except in the performance of this Agreement, and not to divulge all or any part of any trade secrets, Group Information and/or Confidential Information in any form to any third party, either during or after the term of this Agreement. Upon termination or expiration of this Agreement for any reason, Provider agrees to cease using and to return to Group all whole and partial copies and derivatives of any trade secrets, Group Information and/or Confidential Information, whether in Provider’s possession or under Provider’s direct or indirect control, including any computer access codes and/or nodes.

3.	Provider shall not disclose or otherwise make available to Group in any manner any confidential and proprietary information received by Provider from third parties. Provider warrants that his or her performance of all the terms of this Agreement does not and will not breach any agreement entered into by Provider with any other party, and Provider agrees not to enter into any agreement, oral or written, in conflict with this Agreement. In addition, Provider recognizes that Group has proprietary information subject to a duty on Group’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Provider agrees that he or she owes to Group and such third parties, during the term of the Provider’s relationship with Group and thereafter, regardless for the reason of termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, Group or corporation (except as necessary in carrying our his or her work for Group consistent with Group’s agreement with such third party) or to use such information for the benefit of anyone other than for Group or such third party (consistent with Group’s agreement with such third party).

4.	Provider shall comply with all state, federal and other government requirements regarding medical records, including requirements regarding completion of records, retention of records, access to records, confidentiality of records, and submission of reports, including but not limited to HIPAA. Attached as Exhibit “D” and incorporated herein by reference, is Group’s HIPAA privacy policy. As a condition of and in consideration for this Agreement, Provider shall execute and be subject to Group’s HIPAA Business Associate Agreement, attached as Exhibit “E.”

5.	The provisions of this Article shall remain enforceable regardless of any termination of the Agreement.

ARTICLE VII

RESTRICTION ON SOLICITATION

Provider shall not, for as long as Provider is providing services to Hospital hereunder and for a period of six months after the termination of this Agreement, directly or indirectly, promote, participate, or engage in any business activity that would interfere with the performance of Group’s business. By way of example only and not by way of limitation, Provider shall not solicit, attempt to solicit, or cause to be solicited any customers or clients of Group, nor will Provider solicit, attempt to solicit, or cause to be solicited any employees, agents or independent contractors of Group to cease their relationship with Group. The parties expressly acknowledge that remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this section, and Group shall be entitled to injunctive relief in addition to any other remedies it may have in law or in equity in the event of such breach. This section shall remain enforceable regardless of any termination of the Agreement.

ARTICLE VIII

INDEMNIFICATION

Provider hereby indemnifies and holds harmless Group and its directors, officers, employees, shareholders and agents from and against any claim, loss, damage, cost, expense (including reasonable attorney’s fees) or liability arising out of or related to the performance or non-performance by Provider of any services to be performed or provided by Provider under this Agreement, as well as all other acts or omissions of Provider. This and all other indemnification provisions in the Agreement shall remain enforceable regardless of any termination of the Agreement.

ARTICLE IX

MISCELLANEOUS

1.	This Agreement reflects the entirety of the Agreement of the Parties and may be amended or modified only by a written document signed by both parties hereto.

2.	All notices required by this Agreement shall be sufficient if delivered in writing by United States mail, postage prepaid and return receipt requested, addressed to the party at the addresses set forth above.

3.	The rights and benefits of Group under this Agreement shall be fully assignable and transferable, and all provisions herein shall inure to the benefit of and be enforceable by or against its successors and assigns.

4.	Nothing contained in this Agreement shall be construed to permit assignment by Provider of any rights under this Agreement and any such assignment is expressly prohibited. Group may assign its rights and obligations under this Agreement.

5.	If any provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.	In case of enforcement action arising under or related to this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he or she may be entitled. This provision shall be construed as applicable to the entire Agreement.

7.	This Agreement will be governed by and construed in accordance with the laws of the State of California.

8.	Provider acknowledges that he or she had the opportunity to consult an attorney regarding the terms of this Agreement and has either received or waived such advice.

9.	This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

ARTICLE X

VOLUNTARY AND OPTIONAL AGREEMENT TO ARBITRATE DISPUTES

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration pursuant to the following terms and conditions, which shall remain enforceable regardless of any termination of the Agreement:

1.          Voluntary Agreement.

The purpose of arbitration is to resolve any disputes in a timely, fair and individualized manner. Provider’s agreement to Arbitrate is not a mandatory condition of this Agreement, and if Provider rescinds his or her acceptance of the agreement to Arbitrate within the time specified below, this Article shall not be enforceable. At the written request of either Party, the Parties agree to consider, in good faith, any reasonable proposal to modify or amend the terms proposed by the other Party, or previously agreed upon in writing by the Parties. Provider is free to consult an attorney of his or her choice in connection with this process. If the Provider wishes to rescind his or her acceptance of the agreement to Arbitrate, he or she may do so at any time within 30 days of signing the Agreement by delivering and maintaining proof of delivery (such as a return receipt of certified mailing) of a signed written notice to the Group that Provider’s acceptance of the agreement to arbitrate pursuant to this Article has been rescinded. In the absence of a written, mutually executed amendment, this Article shall set forth the full and complete agreement between the Parties concerning the matters addressed within the scope of this Article and shall supersede all prior oral or written agreements concerning these matters.

2.          Covered Disputes.

These arbitration provisions shall apply to any claim or dispute alleging liability that arises from or relates to this Agreement, including, but not limited to, claims of wrongful employment termination, breach of contract, respondeat superior or vicarious liability, harassment or discrimination in employment, disputes concerning wage laws that are applicable only to employees, and all other similar employment relationship, contract, and principle-agent claims. The Arbitrator selected by the Parties shall be solely responsible for resolving any disputes over the interpretation or application of this Arbitration Agreement. Any arbitrable claims that, standing alone, would not be subject to these arbitration provisions shall be included within the scope of these standards if they arise from the same transaction or occurrence as claims that are independently subject to these arbitration provisions.

3.          Dispute Resolution Procedures.

The parties agree that each of them shall attempt to provide timely notice to the other party of any actual or perceived claim against the other and that they shall attempt to informally resolve any dispute that arises between them.

If a dispute cannot be resolved informally, the parties agree that it shall be submitted to final and binding arbitration before a single neutral arbitrator (the “Arbitrator”), selected from the then-current panel of the American Arbitration Association (“AAA”) that is most appropriate for the nature of the dispute as determined by mutual agreement of the parties or, if such agreement cannot be reached, by AAA. Except as otherwise expressly provided in this Agreement, the arbitration shall be conducted in accordance with the AAA Rules corresponding to the nature of the dispute. Should the nature of the dispute be deemed to fall within the Employment Rules, the Employment Rules of the AAA shall apply except as otherwise expressly provided by this Agreement. The AAA Employment Rules are attached as Exhibit “D.” Other than in conjunction with a properly instituted arbitration, the parties shall not be required to adhere to mediation procedures prescribed by any AAA Rules except upon mutual agreement.

Except as otherwise expressly provided in this Agreement, the interpretation, scope and enforcement of these arbitration provisions and all procedural issues shall be governed by the procedural and substantive provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), the federal decisional law construing the FAA, and the AAA Rules, provided the AAA Rules do not conflict with the FAA. In the event of a conflict, the terms of this Article and the FAA will prevail over the AAA Rules.

The arbitration fees incurred pursuant to these arbitration provisions will be borne as determined by the AAA Rules, unless the Employment Rules apply, in which case they shall be paid exclusively by the Group. Except as otherwise permitted by law and awarded by the arbitrator, each party shall bear her, his, or its own attorney fees and costs. In submitting their disputes to final and binding resolution by the Arbitrator, THE PARTIES VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHT THEY HAVE TO A JURY TRIAL OR COURT TRIAL.

4.          Small Claims Procedures.

If either Party asserts that a dispute involves an amount in controversy that is too small to warrant resolution by standard arbitration procedures, the claim may be resolved by a summary small claims procedure (the “Small Claims Procedure”). The Parties shall meet and confer to agree on whether the use of a Small Claims Procedure is appropriate in light of the nature and amount of the claim and, if so, what dispute resolution procedures are most appropriate. To the extent the Parties are unable to agree, the Arbitrator shall decide whether and to what extent a Small Claims Procedure shall apply. The Small Claims Procedure may involve relaxed rules of evidence, the use of broad principles of equity in place of strict application of law, telephonic hearings, and such other economic procedures as the Arbitrator deems appropriate under the circumstances of the dispute and consistent with due process. In no event, however, shall the Arbitrator utilize a Small Claims Procedure for a dispute involving a claim in excess of $50,000.

5.          Claims of Non-Parties Excluded From Arbitration.

The Parties wish to resolve any disputes between them in an individualized, informal, timely, and inexpensive manner and to eliminate, to the maximum extent possible, any resort to litigation in a court of law. Consequently, the Arbitrator shall not consolidate or combine the resolution of any claim or dispute between the Parties pursuant to these arbitration provisions with the resolution of any claim by any other party or parties, including but not limited to any other actual or claimed employee of the Group. Nor shall the Arbitrator have the authority to certify a class under Federal Rule of Civil Procedure Rule 23, analogous state rules, or AAA rules pertaining to class arbitration, and the Arbitrator shall not decide claims on behalf of any other party or parties.

ARTICLE XI

TERM OF AGREEMENT

This Agreement will become effective on the 1st day of January, 2009, and shall be effective for a period of twelve (12) months thereafter, unless sooner terminated pursuant to the terms of this Agreement. This Agreement shall automatically be renewed for successive periods of twelve (12) months, each on the same terms and conditions contained herein, unless sooner terminated pursuant to the terms of the Agreement.

ARTICLE XII

TERMINATION OF THE AGREEMENT

Notwithstanding any other provision of this Agreement to the contrary, Group shall have the right to terminate this Agreement for cause. In the event Provider is terminated by the Group for cause, termination shall be effective immediately following the giving of notice of termination by Group. For purposes of this section, cause shall include, but shall not be limited to, the following:

1.	Provider repeatedly denies Covered Medical Services to Enrollees inappropriately, as determined by the Group.

2.	Provider repeatedly fails to comply with Group’s quality improvement and utilization management policies and accessibility and availability standards.

3.	Provider fails to comply with Obligations as referenced in Article IV.

4.	Provider breaches any other term of this Agreement.

5.	Loss, restriction or suspension of Provider’s professional license to practice medicine in the State of California.

6.	Provider’s suspension or exclusion from the Medicare program.

7.	Provider violates the State Medical Practice Act.

8.	Provider’s services place the safety of patients in imminent jeopardy.

9.	Provider is convicted of a felony or crime or moral turpitude under State or Federal law.

10.	Provider violates ethical and professional codes of conduct of the workplace as specified under State and Federal law.

11.	Provider’s medical staff privileges at any Primary Hospital are revoked, cancelled, suspended or limited.

12.	Provider work product is unsatisfactory as measured by criteria set in the discretion of the Group.

Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be terminated by Group, at any time, without cause, by the giving of ninety (90) days prior written notice to Provider.

Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be terminated by Provider, at any time, without cause, by the giving of ninety (90) days prior written notice to Group.

Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by mutual written consent of the parties to this Agreement.

Notwithstanding any other provision of this Agreement, in the event that any IPA contracting with Group notifies Group that said IPA wishes to remove Group from the IPA’s roster of participating physicians, Group shall have the right to terminate this Agreement by the giving of ninety (90) days prior written notice to Provider.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Group and Provider with respect to matters relating to Provider’s retention, and it supersedes all previous oral or written communications, representations, or agreements between the parties.

THIS AGREEMENT CONTAINS PROVISIONS FOR THE ARBITRATION OF DISPUTES AND WAIVER OF THE RIGHT TO TRIAL BY JURY OR COURT.

Executed at Glendale, California on May 1, 2009.

GROUP:		PROVIDER:

By:	/s/ Adrian Vazquez, M.D.	By:	/s/ Warren Hosseinion, M.D.
(Signature)		(Signature)

Adrian C. Vazquez, M.D.		Warren Hosseinion, M.D
President
ApolloMed Hospitalists

EXHIBIT A

Provider shall be responsible for the following duties:

1.	Medical Admissions (elective, urgent, emergent)

2.	Surgical Admissions (elective, urgent, emergent)

3.	Transfers: Out-of-Area and Out-of-Network (medical or surgical)

4.	The Provider will need to communicate verbally with every patient’s primary care physician within 24 hours of admission and on the day of discharge.

5.	Visit all patients daily, including TCU (transitional care unit) patients.

6.	Provider will need to dictate all H&P’s within 24 hours of admission and all discharge summaries on the day of discharge.

7.	Discussion of cases with families.

8.	Conferring with discharge planner, UR nurse, UR coordinator, medical directors, case managers, or UR directors.

9.	The Medical Director and/or designee reserves the right to request involvement of Provider on any patient for which the Group is contracted to provide inpatient services to.

10.	Provider must be available, telephonically or by pager, at all times to Medical Director and/or designee, and to all other Group physicians, even when Provider is not on-call.

12.	Provider will completely enter all patient information and Encounter Data, including but not limited to, Daily Visit Codes and Billing Codes, into the ApolloMed web-based database on a daily basis. Provider may enter this data either on a desktop computer or via a PDA phone. Provider shall be responsible for providing these duties to all patients for which Group is contracted to provide inpatient services to, at the Participating Hospitals as referenced in Exhibit B and Exhibit C.

EXHIBIT B

PARTICIPATING HOSPITALS

As determined by ApolloMed Hospitalists, Inc.

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EXHIBIT C

IPA’s/Groups Contracted with ApolloMed Hospitalists

As determined by ApolloMed Hospitalists, Inc.

EXHIBIT D

AMERICAN ARBITRATION ASSOCIATION EMPLOYMENT RULES

Employment Arbitration Rules and Mediation Procedures

1. Applicable Rules of Arbitration

The parties shall be deemed to have made these rules a part of their arbitration agreement whenever they have provided for arbitration by the American Arbitration Association (hereinafter "AAA") or under its Employment Arbitration Rules and Mediation Procedures or for arbitration by the AAA of an employment dispute without specifying particular rules*. If a party establishes that an adverse material inconsistency exists between the arbitration agreement and these rules, the arbitrator shall apply these rules.

If, within 30 days after the AAA's commencement of administration, a party seeks judicial intervention with respect to a pending arbitration and provides the AAA with documentation that judicial intervention has been sought, the AAA will suspend administration for 60 days to permit the party to obtain a stay of arbitration from the court. These rules, and any amendment of them, shall apply in the form in effect at the time the demand for arbitration or submission is received by the AAA.

* The National Rules for the Resolution of Employment Disputes have been re-named the Employment Arbitration Rules and Mediation Procedures. Any arbitration agreements providing for arbitration under its National Rules for the Resolution of Employment Disputes shall be administered pursuant to these Employment Arbitration Rules and Mediation Procedures.

2. Notification

An employer intending to incorporate these rules or to refer to the dispute resolution services of the AAA in an employment ADR plan, shall, at least 30 days prior to the planned effective date of the program:

i.	notify the Association of its intention to do so and,

ii.	provide the Association with a copy of the employment dispute resolution plan.

Compliance with this requirement shall not preclude an arbitrator from entertaining challenges as provided in Section 1. If an employer does not comply with this requirement, the Association reserves the right to decline its administrative services.

3. AAA as Administrator of the Arbitration

When parties agree to arbitrate under these rules, or when they provide for arbitration by the AAA and an arbitration is initiated under these rules, they thereby authorize the AAA to administer the arbitration. The authority and duties of the AAA are prescribed in these rules, and may be carried out through such of the AAA's representatives as it may direct. The AAA may, in its discretion, assign the administration of an arbitration to any of its offices.

4. Initiation of Arbitration

Arbitration shall be initiated in the following manner.

a.	The parties may submit a joint request for arbitration.
b.	In the absence of a joint request for arbitration:
i.	The initiating party (hereinafter "Claimant[s]") shall:
1.	File a written notice (hereinafter "Demand") of its intention to arbitrate at any office of the AAA, within the time limit established by the applicable statute of limitations. Any dispute over the timeliness of the demand shall be referred to the arbitrator. The filing shall be made in duplicate, and each copy shall include the applicable arbitration agreement. The Demand shall set forth the names, addresses, and telephone numbers of the parties; a brief statement of the nature of the dispute; the amount in controversy, if any; the remedy sought; and requested hearing location.
2.	Simultaneously provide a copy of the Demand to the other party (hereinafter "Respondent[s]").
3.	Include with its Demand the applicable filing fee, unless the parties agree to some other method of fee advancement.
ii.	The Respondent(s) may file an Answer with the AAA within 15 days after the date of the letter from the AAA acknowledging receipt of the Demand. The Answer shall provide the Respondent's brief response to the claim and the issues presented. The Respondent(s) shall make its filing in duplicate with the AAA, and simultaneously shall send a copy of the Answer to the Claimant. If no answering statement is filed within the stated time, Respondent will be deemed to deny the claim. Failure to file an answering statement shall not operate to delay the arbitration.
iii.	The Respondent(s):
1.	May file a counterclaim with the AAA within 15 days after the date of the letter from the AAA acknowledging receipt of the Demand. The filing shall be made in duplicate. The counterclaim shall set forth the nature of the claim, the amount in controversy, if any, and the remedy sought.
2.	Simultaneously shall send a copy of any counterclaim to the Claimant.
3.	Shall include with its filing the applicable filing fee provided for by these rules.
iv.	The Claimant may file an Answer to the counterclaim with the AAA within 15 days after the date of the letter from the AAA acknowledging receipt of the counterclaim. The Answer shall provide Claimant's brief response to the counterclaim and the issues presented. The Claimant shall make its filing in duplicate with the AAA, and simultaneously shall send a copy of the Answer to the Respondent(s). If no answering statement is filed within the stated time, Claimant will be deemed to deny the counterclaim. Failure to file an answering statement shall not operate to delay the arbitration.

c.	The form of any filing in these rules shall not be subject to technical pleading requirements.

5. Changes of Claim

Before the appointment of the arbitrator, if either party desires to offer a new or different claim or counterclaim, such party must do so in writing by filing a written statement with the AAA and simultaneously provide a copy to the other party(s), who shall have 15 days from the date of such transmittal within which to file an answer with the AAA. After the appointment of the arbitrator, a party may offer a new or different claim or counterclaim only at the discretion of the arbitrator.

6. Jurisdiction

a.	The arbitrator shall have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope or validity of the arbitration agreement.
b.	The arbitrator shall have the power to determine the existence or validity of a contract of which an arbitration clause forms a part. Such an arbitration clause shall be treated as an agreement independent of the other terms of the contract. A decision by the arbitrator that the contract is null and void shall not for that reason alone render invalid the arbitration clause.
c.	A party must object to the jurisdiction of the arbitrator or to the arbitrability of a claim or counterclaim no later than the filing of the answering statement to the claim or counterclaim that gives rise to the objection. The arbitrator may rule on such objections as a preliminary matter or as part of the final award.

7. Administrative and Mediation Conferences

Before the appointment of the arbitrator, any party may request, or the AAA, in its discretion, may schedule an administrative conference with a representative of the AAA and the parties and/or their representatives. The purpose of the administrative conference is to organize and expedite the arbitration, explore its administrative aspects, establish the most efficient means of selecting an arbitrator, and to consider mediation as a dispute resolution option. There is no administrative fee for this service.

At any time after the filing of the Demand, with the consent of the parties, the AAA will arrange a mediation conference under its Mediation Procedures to facilitate settlement. The mediator shall not be any arbitrator appointed to the case, except by mutual written agreement of the parties. There is no administrative fee for initiating a mediation under AAA Mediation Procedures for parties to a pending arbitration.

8. Arbitration Management Conference

As promptly as practicable after the selection of the arbitrator(s), but not later than 60 days thereafter, an arbitration management conference shall be held among the parties and/or their attorneys or other representatives and the arbitrator(s). Unless the parties agree otherwise, the Arbitration Management Conference will be conducted by telephone conference call rather than in person. At the Arbitration Management Conference the matters to be considered shall include, without limitation

i.	the issues to be arbitrated;
ii.	the date, time, place, and estimated duration of the hearing;
iii.	the resolution of outstanding discovery issues and establishment of discovery parameters;
iv.	the law, standards, rules of evidence, and burdens of proof that are to apply to the proceeding;
v.	the exchange of stipulations and declarations regarding facts, exhibits, witnesses, and other issues;
vi.	the names of witnesses (including expert witnesses), the scope of witness testimony, and witness exclusion;
vii.	the value of bifurcating the arbitration into a liability phase and damages phase;
viii.	the need for a stenographic record;
ix.	whether the parties will summarize their arguments orally or in writing;
x.	the form of the award;
xi.	any other issues relating to the subject or conduct of the arbitration;
xii.	the allocation of attorney's fees and costs;
xiii.	the specification of undisclosed claims;
xiv.	the extent to which documentary evidence may be submitted at the hearing;
xv.	the extent to which testimony may be admitted at the hearing telephonically, over the internet, by written or video-taped deposition, by affidavit, or by any other means;
xvi.	any disputes over the AAA's determination regarding whether the dispute arose from an individually-negotiated employment agreement or contract, or from an employer-promulgated plan (see Costs of Arbitration section).

The arbitrator shall issue oral or written orders reflecting his or her decisions on the above matters and may conduct additional conferences when the need arises.

There is no AAA administrative fee for an Arbitration Management Conference.

9. Discovery

The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.

The AAA does not require notice of discovery related matters and communications unless a dispute arises. At that time, the parties should notify the AAA of the dispute so that it may be presented to the arbitrator for determination.

10. Fixing of Locale (the city, county, state, territory, and/or country of the arbitration)

If the parties disagree as to the locale, the AAA may initially determine the place of arbitration, subject to the power of the arbitrator(s), after their appointment to make a final determination on the locale. All such determinations shall be made having regard for the contentions of the parties and the circumstances of the arbitration.

11. Date, Time, and Place (the physical site of the hearing within the designated locale) of Hearing

The arbitrator shall set the date, time, and place for each hearing. The parties shall respond to requests for hearing dates in a timely manner, be cooperative in scheduling the earliest practicable date, and adhere to the established hearing schedule. The AAA shall send a notice of hearing to the parties at least 10 days in advance of the hearing date, unless otherwise agreed by the parties.

12. Number, Qualifications, and Appointment of Neutral Arbitrators

a.	If the arbitration agreement does not specify the number of arbitrators or the parties do not agree otherwise, the dispute shall be heard and determined by one arbitrator.
b.	Qualifications
i.	Neutral arbitrators serving under these rules shall be experienced in the field of employment law.
ii.	Neutral arbitrators serving under these rules shall have no personal or financial interest in the results of the proceeding in which they are appointed and shall have no relation to the underlying dispute or to the parties or their counsel that may create an appearance of bias.
iii.	The roster of available arbitrators will be established on a non-discriminatory basis, diverse by gender, ethnicity, background, and qualifications.
iv.	The AAA may, upon request of a party within the time set to return their list or upon its own initiative, supplement the list of proposed arbitrators in disputes arising out of individually-negotiated employment contracts with persons from the Commercial Roster, to allow the AAA to respond to the particular need of the dispute. In multi-arbitrator disputes, at least one of the arbitrators shall be experienced in the field of employment law.
c.	If the parties have not appointed an arbitrator and have not provided any method of appointment, the arbitrator shall be appointed in the following manner:
i.	Shortly after it receives the Demand, the AAA shall send simultaneously to each party a letter containing an identical list of names of persons chosen from the Employment Dispute Resolution Roster. The parties are encouraged to agree to an arbitrator from the submitted list and to advise the AAA of their agreement.
ii.	If the parties are unable to agree upon an arbitrator, each party to the dispute shall have 15 days from the transmittal date in which to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable.

iii.	From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve. If the parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted list, the AAA shall have the power to make the appointment from among other members of the panel without the submission of additional lists.

13. Party Appointed Arbitrators

a.	If the agreement of the parties names an arbitrator or specifies a method of appointing an arbitrator, that designation or method shall be followed.
b.	Where the parties have agreed that each party is to name one arbitrator, the arbitrators so named must meet the standards of Section R-16 with respect to impartiality and independence unless the parties have specifically agreed pursuant to Section R-16(a) that the party-appointed arbitrators are to be non-neutral and need not meet those standards. The notice of appointment, with the name, address, and contact information of the arbitrator, shall be filed with the AAA by the appointing party. Upon the request of any appointing party, the AAA shall submit a list of members of the National Roster from which the party may, if it so desires, make the appointment.
c.	If the agreement specifies a period of time within which an arbitrator shall be appointed and any party fails to make the appointment within that period, the AAA shall make the appointment.
d.	If no period of time is specified in the agreement, the AAA shall notify the party to make the appointment. If within 15 days after such notice has been sent, an arbitrator has not been appointed by a party, the AAA shall make the appointment.

14. Appointment of Chairperson by Party-Appointed Arbitrators or Parties

a.	If, pursuant to Section R-13, either the parties have directly appointed arbitrators, or the arbitrators have been appointed by the AAA, and the parties have authorized them to appoint a chairperson within a specified time and no appointment is made within that time or any agreed extension, the AAA may appoint the chairperson.
b.	If no period of time is specified for appointment of the chairperson and the party-appointed arbitrators or the parties do not make the appointment within 15 days from the date of the appointment of the last party-appointed arbitrator, the AAA may appoint the chairperson.
c.	If the parties have agreed that their party-appointed arbitrators shall appoint the chairperson from the National Roster, the AAA shall furnish to the party-appointed arbitrators, in the manner provided in Section R-12, a list selected from the National Roster, and the appointment of the chairperson shall be made as provided in that Section.

15. Disclosure

a.	Any person appointed or to be appointed as an arbitrator shall disclose to the AAA any circumstance likely to give rise to justifiable doubt as to the arbitrator's impartiality or independence, including any bias or any financial or personal interest in the result of the arbitration or any past or present relationship with the parties or their representatives. Such obligation shall remain in effect throughout the arbitration.
b.	Upon receipt of such information from the arbitrator or another source, the AAA shall communicate the information to the parties and, if it deems it appropriate to do so, to the arbitrator and others.
c.	In order to encourage disclosure by arbitrators, disclosure of information pursuant to this Section R-15 is not to be construed as an indication that the arbitrator considers that the disclosed circumstance is likely to affect impartiality or independence.

16. Disqualification of Arbitrator

a.	Any arbitrator shall be impartial and independent and shall perform his or her duties with diligence and in good faith, and shall be subject to disqualification for:

i.     partiality or lack of independence,

ii.    inability or refusal to perform his or her duties with diligence and in good faith, and

iii.   any grounds for disqualification provided by applicable law. The parties may agree in writing, however, that arbitrators directly appointed by a party pursuant to Section R-13 shall be nonneutral, in which case such arbitrators need not be impartial or independent and shall not be subject to disqualification for partiality or lack of independence.

b.	Upon objection of a party to the continued service of an arbitrator, or on its own initiative, the AAA shall determine whether the arbitrator should be disqualified under the grounds set out above, and shall inform the parties of its decision, which decision shall be conclusive.

17. Communication with Arbitrator

a.	No party and no one acting on behalf of any party shall communicate ex parte with an arbitrator or a candidate for arbitrator concerning the arbitration, except that a party, or someone acting on behalf of a party, may communicate ex parte with a candidate for direct appointment pursuant to Section R-13 in order to advise the candidate of the general nature of the controversy and of the anticipated proceedings and to discuss the candidate's qualifications, availability, or independence in relation to the parties or to discuss the suitability of candidates for selection as a third arbitrator where the parties or party-designated arbitrators are to participate in that selection.
b.	Section R-17(a) does not apply to arbitrators directly appointed by the parties who, pursuant to Section R-16(a), the parties have agreed in writing are non-neutral. Where the parties have so agreed under Section R-16(a), the AAA shall as an administrative practice suggest to the parties that they agree further that Section R-17(a) should nonetheless apply prospectively.

18. Vacancies

a.	If for any reason an arbitrator is unable to perform the duties of the office, the AAA may, on proof satisfactory to it, declare the office vacant. Vacancies shall be filled in accordance with applicable provisions of these Rules.
b.	In the event of a vacancy in a panel of neutral arbitrators after the hearings have commenced, the remaining arbitrator or arbitrators may continue with the hearing and determination of the controversy, unless the parties agree otherwise.
c.	In the event of the appointment of a substitute arbitrator, the panel of arbitrators shall determine in its sole discretion whether it is necessary to repeat all or part of any prior hearings.

19. Representation

Any party may be represented by counsel or other authorized representatives. For parties without representation, the AAA will, upon request, provide reference to institutions which might offer assistance. A party who intends to be represented shall notify the other party and the AAA of the name and address of the representative at least 10 days prior to the date set for the hearing or conference at which that person is first to appear. If a representative files a Demand or an Answer, the obligation to give notice of representative status is deemed satisfied.

20. Stenographic Record

Any party desiring a stenographic record shall make arrangements directly with a stenographer and shall notify the other parties of these arrangements at least three days in advance of the hearing. The requesting party or parties shall pay the cost of the record. If the transcript is agreed by the parties, or determined by the arbitrator to be the official record of the proceeding, it must be provided to the arbitrator and made available to the other parties for inspection, at a date, time, and place determined by the arbitrator.

21. Interpreters

Any party wishing an interpreter shall make all arrangements directly with the interpreter and shall assume the costs of the service.

22. Attendance at Hearings

The arbitrator shall have the authority to exclude witnesses, other than a party, from the hearing during the testimony of any other witness. The arbitrator also shall have the authority to decide whether any person who is not a witness may attend the hearing.

23. Confidentiality

The arbitrator shall maintain the confidentiality of the arbitration and shall have the authority to make appropriate rulings to safeguard that confidentiality, unless the parties agree otherwise or the law provides to the contrary.

24. Postponements

The arbitrator: (1) may postpone any hearing upon the request of a party for good cause shown; (2) must postpone any hearing upon the mutual agreement of the parties; and (3) may postpone any hearing on his or her own initiative.

25. Oaths

Before proceeding with the first hearing, each arbitrator shall take an oath of office. The oath shall be provided to the parties prior to the first hearing. The arbitrator may require witnesses to testify under oath administered by any duly qualified person and, if it is required by law or requested by any party, shall do so.

26. Majority Decision

All decisions and awards of the arbitrators must be by a majority, unless the unanimous decision of all arbitrators is expressly required by the arbitration agreement or by law.

27. Dispositive Motions

The arbitrator may allow the filing of a dispositive motion if the arbitrator determines that the moving party has shown substantial cause that the motion is likely to succeed and dispose of or narrow the issues in the case.

28. Order of Proceedings

A hearing may be opened by: (1) recording the date, time, and place of the hearing; (2) recording the presence of the arbitrator, the parties, and their representatives, if any; and (3) receiving into the record the Demand and the Answer, if any. The arbitrator may, at the beginning of the hearing, ask for statements clarifying the issues involved.

The parties shall bear the same burdens of proof and burdens of producing evidence as would apply if their claims and counterclaims had been brought in court.

Witnesses for each party shall submit to direct and cross examination.

With the exception of the rules regarding the allocation of the burdens of proof and going forward with the evidence, the arbitrator has the authority to set the rules for the conduct of the proceedings and shall exercise that authority to afford a full and equal opportunity to all parties to present any evidence that the arbitrator deems material and relevant to the resolution of the dispute. When deemed appropriate, the arbitrator may also allow for the presentation of evidence by alternative means including web conferencing, internet communication, telephonic conferences and means other than an in-person presentation of evidence. Such alternative means must still afford a full and equal opportunity to all parties to present any evidence that the arbitrator deems material and relevant to the resolution of the dispute and when involving witnesses, provide that such witness submit to direct and cross-examination.

The arbitrator, in exercising his or her discretion, shall conduct the proceedings with a view toward expediting the resolution of the dispute, may direct the order of proof, bifurcate proceedings, and direct the parties to focus their presentations on issues the decision of which could dispose of all or part of the case.

Documentary and other forms of physical evidence, when offered by either party, may be received in evidence by the arbitrator.

The names and addresses of all witnesses and a description of the exhibits in the order received shall be made a part of the record.

29. Arbitration in the Absence of a Party or Representative

Unless the law provides to the contrary, the arbitration may proceed in the absence of any party or representative who, after due notice, fails to be present or fails to obtain a postponement. An award shall not be based solely on the default of a party. The arbitrator shall require the party who is in attendance to present such evidence as the arbitrator may require for the making of the award.

30. Evidence

The parties may offer such evidence as is relevant and material to the dispute and shall produce such evidence as the arbitrator deems necessary to an understanding and determination of the dispute. All evidence shall be taken in the presence of all of the arbitrators and all of the parties, except where any party or arbitrator is absent, in default, or has waived the right to be present, however "presence" should not be construed to mandate that the parties and arbitrators must be physically present in the same location.

An arbitrator or other person authorized by law to subpoena witnesses or documents may do so upon the request of any party or independently. The arbitrator shall be the judge of the relevance and materiality of the evidence offered, and conformity to legal rules of evidence shall not be necessary. The arbitrator may in his or her discretion direct the order of proof, bifurcate proceedings, exclude cumulative or irrelevant testimony or other evidence, and direct the parties to focus their presentations on issues the decision of which could dispose of all or part of the case. All evidence shall be taken in the presence of all of the arbitrators and all of the parties, except where any party is absent, in default, or has waived the right to be present.

If the parties agree or the arbitrator directs that documents or other evidence may be submitted to the arbitrator after the hearing, the documents or other evidence shall be filed with the AAA for transmission to the arbitrator, unless the parties agree to a different method of distribution. All parties shall be afforded an opportunity to examine such documents or other evidence and to lodge appropriate objections, if any.

31. Inspection

Upon the request of a party, the arbitrator may make an inspection in connection with the arbitration. The arbitrator shall set the date and time, and the AAA shall notify the parties. In the event that one or all parties are not present during the inspection, the arbitrator shall make an oral or written report to the parties and afford them an opportunity to comment.

32. Interim Measures

At the request of any party, the arbitrator may grant any remedy or relief that would have been available to the parties had the matter been heard in court, as stated in Rule 39(d), Award.

A request for interim measures addressed by a party to a judicial authority shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

33. Closing of Hearing

The arbitrator shall specifically inquire of all parties whether they have any further proofs to offer or witnesses to be heard. Upon receiving negative replies or if satisfied that the record is complete, the arbitrator shall declare the hearing closed.

If briefs are to be filed, the hearing shall be declared closed as of the final date set by the arbitrator for the receipt of briefs. If documents are to be filed as provided in Rule 30 and the date set for their receipt is later than that set for the receipt of briefs, the later date shall be the date of closing the hearing. The time limit within which the arbitrator is required to make the award shall commence to run, in the absence of other agreements by the parties, upon closing of the hearing.

34. Reopening of Hearing

The hearing may be reopened by the arbitrator upon the arbitrator's initiative, or upon application of a party for good cause shown, at any time before the award is made. If reopening the hearing would prevent the making of the award within the specific time agreed on by the parties in the contract(s) out of which the controversy has arisen, the matter may not be reopened unless the parties agree on an extension of time. When no specific date is fixed in the contract, the arbitrator may reopen the hearing and shall have 30 days from the closing of the reopened hearing within which to make an award.

35. Waiver of Oral Hearing

The parties may provide, by written agreement, for the waiver of oral hearings. If the parties are unable to agree as to the procedure, upon the appointment of the arbitrator, the arbitrator shall specify a fair and equitable procedure.

36. Waiver of Objection/Lack of Compliance with These Rules

Any party who proceeds with the arbitration after knowledge that any provision or requirement of these rules has not been complied with, and who fails to state objections thereto in writing or in a transcribed record, shall be deemed to have waived the right to object.

37. Extensions of Time

The parties may modify any period of time by mutual agreement. The AAA or the arbitrator may for good cause extend any period of time established by these Rules, except the time for making the award. The AAA shall notify the parties of any extension.

38. Serving of Notice

a.	Any papers, notices, or process necessary or proper for the initiation or continuation of an arbitration under these rules, for any court action in connection therewith, or for the entry of judgment on any award made under these rules may be served on a party by mail addressed to the party, or its representative at the last known address or by personal service, in or outside the state where the arbitration is to be held, provided that reasonable opportunity to be heard with regard to the dispute is or has been granted to the party.
b.	The AAA, the arbitrator, and the parties may also use overnight delivery or electronic facsimile transmission (fax), to give the notices required by these rules. Where all parties and the arbitrator agree, notices may be transmitted by electronic mail (e-mail), or other methods of communication.
c.	Unless otherwise instructed by the AAA or by the arbitrator, any documents submitted by any party to the AAA or to the arbitrator shall simultaneously be provided to the other party or parties to the arbitration.

39. The Award

a.	The award shall be made promptly by the arbitrator and, unless otherwise agreed by the parties or specified by law, no later than 30 days from the date of closing of the hearing or, if oral hearings have been waived, from the date of the AAA's transmittal of the final statements and proofs to the arbitrator. Three additional days are provided if briefs are to be filed or other documents are to be transmitted pursuant to Rule 30.
b.	An award issued under these rules shall be publicly available, on a cost basis. The names of the parties and witnesses will not be publicly available, unless a party expressly agrees to have its name made public in the award.
c.	The award shall be in writing and shall be signed by a majority of the arbitrators and shall provide the written reasons for the award unless the parties agree otherwise. It shall be executed in the manner required by law.

d.	The arbitrator may grant any remedy or relief that would have been available to the parties had the matter been heard in court including awards of attorney's fees and costs, in accordance with applicable law. The arbitrator shall, in the award, assess arbitration fees, expenses, and compensation as provided in Rules 43, 44, and 45 in favor of any party and, in the event any administrative fees or expenses are due the AAA, in favor of the AAA, subject to the provisions contained in the Costs of Arbitration section.
e.	If the parties settle their dispute during the course of the arbitration and mutually request, the arbitrator may set forth the terms of the settlement in a consent award.
f.	The parties shall accept as legal delivery of the award the placing of the award or a true copy thereof in the mail, addressed to a party or its representative at the last known address, personal service of the award, or the filing of the award in any manner that may be required by law.
g.	The arbitrator's award shall be final and binding.

40. Modification of Award

Within 20 days after the transmittal of an award, any party, upon notice to the other parties, may request the arbitrator to correct any clerical, typographical, technical, or computational errors in the award. The arbitrator is not empowered to redetermine the merits of any claim already decided. The other parties shall be given 10 days to respond to the request. The arbitrator shall dispose of the request within 20 days after transmittal by the AAA to the arbitrator of the request and any response thereto. If applicable law requires a different procedural time frame, that procedure shall be followed.

41. Release of Documents for Judicial Proceedings

The AAA shall, upon the written request of a party, furnish to the party, at that party's expense, certified copies of any papers in the AAA's case file that may be required in judicial proceedings relating to the arbitration.

42. Applications to Court

a.	No judicial proceeding by a party relating to the subject matter of the arbitration shall be deemed a waiver of the party's right to arbitrate.
b.	Neither the AAA nor any arbitrator in a proceeding under these rules is or shall be considered a necessary or proper party in judicial proceedings relating to the arbitration.
c.	Parties to these procedures shall be deemed to have consented that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction.
d.	Parties to an arbitration under these rules shall be deemed to have consented that neither the AAA nor any arbitrator shall be liable to any party in any action for damages or injunctive relief for any act or omission in connection with any arbitration under these rules.

43. Administrative Fees

As a not-for-profit organization, the AAA shall prescribe filing and other administrative fees to compensate it for the cost of providing administrative services. The AAA administrative fee schedule in effect at the time the demand for arbitration or submission agreement is received shall be applicable.

AAA fees shall be paid in accordance with the Costs of Arbitration Section (see pages 45-53).

The AAA may, in the event of extreme hardship on any party, defer or reduce the administrative fees. (To ensure that you have the most current information, see our website at www.adr.org).

44. Neutral Arbitrator's Compensation

Arbitrators shall charge a rate consistent with the arbitrator's stated rate of compensation. If there is disagreement concerning the terms of compensation, an appropriate rate shall be established with the arbitrator by the AAA and confirmed to the parties.

Any arrangement for the compensation of a neutral arbitrator shall be made through the AAA and not directly between the parties and the arbitrator. Payment of the arbitrator's fees and expenses shall be made by the AAA from the fees and moneys collected by the AAA for this purpose.

Arbitrator compensation shall be borne in accordance with the Costs of Arbitration section.

45. Expenses

Unless otherwise agreed by the parties or as provided under applicable law, the expenses of witnesses for either side shall be borne by the party producing such witnesses.

All expenses of the arbitrator, including required travel and other expenses, and any AAA expenses, as well as the costs relating to proof and witnesses produced at the direction of the arbitrator shall be borne in accordance with the Costs of Arbitration section.

46. Deposits

The AAA may require deposits in advance of any hearings such sums of money as it deems necessary to cover the expenses of the arbitration, including the arbitrator's fee, if any, and shall render an accounting and return any unexpended balance at the conclusion of the case.

47. Suspension for Non-Payment

If arbitrator compensation or administrative charges have not been paid in full, the AAA may so inform the parties in order that one of them may advance the required payment. If such payments are not made, the arbitrator may order the suspension or termination of the proceedings. If no arbitrator has yet been appointed, the AAA may suspend or terminate the proceedings.

48. Interpretation and Application of Rules

The arbitrator shall interpret and apply these rules as they relate to the arbitrator's powers and duties. When there is more than one arbitrator and a difference arises among them concerning the meaning or application of these Rules, it shall be resolved by a majority vote. If that is not possible, either an arbitrator or a party may refer the question to the AAA for final decision. All other procedures shall be interpreted and applied by the AAA.

Costs of Arbitration (including AAA Administrative Fees)

This Costs of Arbitration section contains two separate and distinct sections. Initially, the AAA shall make an administrative determination as to whether the dispute arises from an employer-promulgated plan or an individually-negotiated employment agreement or contract.

If a party disagrees with the AAA's determination, the parties may bring the issue to the attention of the arbitrator for a final determination. The arbitrator's determination will be made on documents only, unless the arbitrator deems a hearing is necessary.

For Disputes Arising Out of Employer-Promulgated Plans*:

Arbitrator compensation is not included as part of the administrative fees charged by the AAA. Arbitrator compensation is based on the most recent biography sent to the parties prior to appointment. The employer shall pay the arbitrator's compensation unless the employee, post dispute, voluntarily elects to pay a portion of the arbitrator's compensation. Arbitrator compensation, expenses as defined in section (iv) below, and administrative fees are not subject to reallocation by the arbitrator(s) except upon the arbitrator's determination that a claim or counterclaim was filed for purposes of harassment or is patently frivolous.

*Pursuant to Section 1284.3 of the California Code of Civil Procedure, consumers with a gross monthly income of less than 300% of the federal poverty guidelines are entitled to a waiver of arbitration fees and costs, exclusive of arbitrator fees. This law applies to all consumer agreements subject to the California Arbitration Act, and to all consumer arbitrations conducted in California. Only those disputes arising out of employer promulgated plans are included in the consumer definition. If you believe that you meet these requirements, you must submit to the AAA a declaration under oath regarding your monthly income and the number of persons in your household. Please contact the AAA's Western Case Management Center at 877.528.0880 if you have any questions regarding the waiver of administrative fees. (Effective January 1, 2003.)

(i) Filing Fees

In cases before a single arbitrator, a nonrefundable filing fee capped in the amount of $150, is payable in full by the employee when a claim is filed, unless the plan provides that the employee pay less. A nonrefundable fee in the amount of $900 is payable in full by the employer, unless the plan provides that the employer pay more.

In cases before three or more arbitrators, a nonrefundable filing fee capped in the amount of $150, is payable in full by the employee when a claim is filed, unless the plan provides that the employee pay less. A nonrefundable fee in the amount of $1,775 is payable in full by the employer, unless the plan provides that the employer pay more.

There shall be no filing fee charged for a counterclaim.

(ii) Hearing Fees

For each day of hearing held before a single arbitrator, an administrative fee of $300 is payable by the employer.

For each day of hearing held before a multi-arbitrator panel, an administrative fee of $500 is payable by the employer.

There is no AAA hearing fee for the initial Arbitration Management Conference.

(iii) Postponement/Cancellation Fees

A fee of $150 is payable by a party causing a postponement of any hearing scheduled before a single arbitrator.

A fee of $250 is payable by a party causing a postponement of any hearing scheduled before a multi-arbitrator panel.

(iv) Hearing Room Rental

The hearing fees described above do not cover the rental of hearing rooms. The AAA maintains hearing rooms in most offices for the convenience of the parties. Check with the administrator for availability and rates. Hearing room rental fees will be borne by the employer.

(v) Abeyance Fee

Parties on cases held in abeyance for one year will be assessed an annual abeyance fee of $300. If a party refuses to pay the assessed fee, the other party or parties may pay the entire fee on behalf of all parties, otherwise the matter will be administratively closed.

(vi) Expenses

All expenses of the arbitrator, including required travel and other expenses, and any AAA expenses, as well as the costs relating to proof and witnesses produced at the direction of the arbitrator, shall be borne by the employer.

For Disputes Arising Out of Individually-Negotiated Employment Agreements and Contracts:

The AAA's Commercial Fee Schedule, below, will apply to disputes arising out of individually-negotiable employment agreements and contracts, even if such agreements and contracts reference or incorporate an employer-promulgated plan.

The administrative fees of the AAA are based on the amount of the claim or counterclaim. Arbitrator compensation is not included as part of the administrative fees charged by the AAA. Arbitrator compensation is based on the most recent biography sent to the parties prior to appointment. Unless the parties agree otherwise, arbitrator compensation, and expenses as defined in section (v) below, shall be borne equally by the parties and are subject to reallocation by the arbitrator in the award.

(i) Filing Fees and Case Service Fees

An initial filing fee is payable in full by the filing party when a claim, counterclaim, or additional claim is filed. A case service fee will be incurred for all cases that proceed to their first hearing. This fee will be payable in advance at the time that the first hearing is scheduled. This fee will be refunded at the conclusion of the case if no hearings have occurred. However, if the Association is not notified at least 24 hours before the time of the scheduled hearing, the case service fee will remain due and will not be refunded.

These fees will be billed in accordance with the following schedule:

Amount of Claim	Initial Filing Fee	Case Service Fee
Above $0 to $10,000	$750	$200
Above $10,000 to $75,000	$950	$300
Above $75,000 to $150,000	$1,800	$750
Above $150,000 to $300,000	$2,750	$1,250
Above $300,000 to $500,000	$4,250	$1,750
Above $500,000 to $1,000,000	$6,000	$2,500
Above $1,000,000 to $5,000,000	$8,000	$3,250
Above $5,000,000 to $10,000,000	$10,000	$4,000
Above $10,000,000	*	*
Nonmonetary Claims**	$3,250	$1,250

** This fee is applicable only when a claim or counterclaim is not for a monetary amount. Where a monetary claim amount is not known, parties will be required to state a range of claims or be subject to the highest possible filing fee.Fee Schedule for Claims in Excess of $10 MillionThe following is the fee schedule for use in disputes involving claims in excess of $10 million. If you have any questions, please consult your local AAA office or case management center.

Fee Schedule for Claims in Excess of $10 Million

The following is the fee schedule for use in disputes involving claims in excess of $10 million. If you have any questions, please consult your local AAA office or case management center.

Claim Size	Fee	Case Service Fee
$10 million and above	Base fee of $ 12,500 plus .01% of the amount of claim above $ 10 million.	$6,000
	Filing fees capped at $65,000

Fees are subject to increase if the amount of a claim or counterclaim is modified after the initial filing date. Fees are subject to decrease if the amount of a claim or counterclaim is modified before the first hearing.

The minimum fees for any case having three or more arbitrators are $2,750 for the filing fee, plus a $1,250 case service fee.

(ii) Refund Schedule

The AAA offers a refund schedule on filing fees. For cases with claims up to $75,000, a minimum filing fee of $300 will not be refunded. For all cases, a minimum fee of $500 will not be refunded. Subject to the minimum fee requirements, refunds will be calculated as follows:

»100% of the filing fee, above the minimum fee, will be refunded if the case is settled or withdrawn within five calendar days of filing.

»50% of the filing fee, in any case with filing fees in excess of $500, will be refunded if the case is settled or withdrawn between six and 30 calendar days of filing. Where the filing fee is $500, the refund will be $200.

»25% of the filing fee will be refunded if the case is settled or withdrawn between 31 and 60 calendar days of filing.

No refund will be made once an arbitrator has been appointed (this includes one arbitrator on a three-arbitrator panel). No refunds will be granted on awarded cases.

Note: The date of receipt of the demand for arbitration with the AAA will be used to calculate refunds of filing fees for both claims and counterclaims.

(iii) Hearing Room Rental

The fees described above do not cover the rental of hearing rooms. The AAA maintains hearing rooms in most offices for the convenience of the parties. Check with the AAA for availability and rates.

(iv) Abeyance Fee

Parties on cases held in abeyance for one year will be assessed an annual abeyance fee of $300. If a party refuses to pay the assessed fee, the other party or parties may pay the entire fee on behalf of all parties, otherwise the matter will be administratively closed.

(v) Expenses

All expenses of the arbitrator, including required travel and other expenses, and any AAA expenses, as well as the costs relating to proof and witnesses produced at the direction of the arbitrator, shall be borne equally by the parties.

For Disputes Proceeding Under the Supplementary Rules for Class Action Arbitration ("Supplementary Rules"):

The AAA's Administered Fee Schedule, as listed in Section 11 of the Supplementary Rules for Class Action Arbitration, shall apply to disputes proceeding under the Supplementary Rules.

Optional Rules for Emergency Measures of Protection

O-1. Applicability

Where parties by special agreement or in their arbitration clause have adopted these rules for emergency measures of protection, a party in need of emergency relief prior to the constitution of the panel shall notify the AAA and all other parties in writing of the nature of the relief sought and the reasons why such relief is required on an emergency basis. The application shall also set forth the reasons why the party is entitled to such relief. Such notice may be given by facsimile transmission, or other reliable means, but must include a statement certifying that all other parties have been notified or an explanation of the steps taken in good faith to notify other parties.

O-2. Appointment of Emergency Arbitrator

Within one business day of receipt of notice as provided in Section O-1, the AAA shall appoint a single emergency arbitrator from a special AAA panel of emergency arbitrators designated to rule on emergency applications. The emergency arbitrator shall immediately disclose any circumstance likely, on the basis of the facts disclosed in the application, to affect such arbitrator's impartiality or independence. Any challenge to the appointment of the emergency arbitrator must be made within one business day of the communication by the AAA to the parties of the appointment of the emergency arbitrator and the circumstances disclosed.

O-3. Schedule

The emergency arbitrator shall as soon as possible, but in any event within two business days of appointment, establish a schedule for consideration of the application for emergency relief. Such schedule shall provide a reasonable opportunity to all parties to be heard, but may provide for proceeding by telephone conference or on written submissions as alternatives to a formal hearing.

O-4. Interim Award If after consideration the emergency arbitrator is satisfied that the party seeking the emergency relief has shown that immediate and irreparable loss or damage will result in the absence of emergency relief, and that such party is entitled to such relief, the emergency arbitrator may enter an interim award granting the relief and stating the reasons therefore.

O-5. Constitution of the Panel

Any application to modify an interim award of emergency relief must be based on changed circumstances and may be made to the emergency arbitrator until the panel is constituted; thereafter such a request shall be addressed to the panel. The emergency arbitrator shall have no further power to act after the panel is constituted unless the parties agree that the emergency arbitrator is named as a member of the panel.

O-6. Security

Any interim award of emergency relief may be conditioned on provision by the party seeking such relief of appropriate security.

O-7. Special Master

A request for interim measures addressed by a party to a judicial authority shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. If the AAA is directed by a judicial authority to nominate a special master to consider and report on an application for emergency relief, the AAA shall proceed as provided in Section O-1 of this article and the references to the emergency arbitrator shall be read to mean the special master, except that the special master shall issue a report rather than an interim award.

O-8. Costs

The costs associated with applications for emergency relief shall be apportioned in the same manner as set forth in the Costs of Arbitration section.

Employment Mediation Procedures

1. Agreement of Parties

Whenever, by provision in an employment dispute resolution program, or by separate submission, the parties have provided for mediation or conciliation of existing or future disputes under the auspices of the American Arbitration Association (hereinafter "AAA") or under these procedures, they shall be deemed to have made these procedures, as amended and in effect as of the date of the submission of the dispute, a part of their agreement.

2. Initiation of Mediation

Any party to an employment dispute may initiate mediation by filing with the AAA a submission to mediation or a written request for mediation pursuant to these procedures, together with the applicable administrative fee.

3. Request for Mediation

A request for mediation shall contain a brief statement of the nature of the dispute and the names, addresses, and telephone numbers of all parties to the dispute and those who will represent them, if any, in the mediation. The initiating party shall simultaneously file two copies of the request with the AAA and one copy with every other party to the dispute.

4. Appointment of Mediator

Upon receipt of a request for mediation, the AAA shall send simultaneously to each party to the dispute an identical list of five (unless the AAA decides that a different number is appropriate) names of qualified mediators. The parties are encouraged to agree to a mediator from the submitted list and to advise the AAA of their agreement. If the parties are unable to agree upon a mediator, each party to the dispute shall have 15 days from the transmittal date in which to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of a mediator to serve. If the parties fail to agree on any of the persons named, or if acceptable mediators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to appoint a qualified mediator to serve.

If the agreement of the parties names a mediator or specifies a method of appointing a mediator, that designation or method shall be followed.

5. Qualifications of Mediator

No person shall serve as a mediator in any dispute in which that person has any financial or personal interest in the result of the mediation, except by the written consent of all parties. Prior to accepting an appointment, the prospective mediator shall disclose any circumstance likely to create a presumption of bias or prevent a prompt meeting with the parties. Upon receipt of such information, the AAA shall either replace the mediator or immediately communicate the information to the parties for their comments. In the event that the parties disagree as to whether the mediator shall serve, the AAA will appoint another mediator. The AAA is authorized to appoint another mediator if the appointed mediator is unable to serve promptly.

6. Vacancies

If any mediator shall become unwilling or unable to serve, the AAA will appoint another mediator, unless the parties agree otherwise.

7. Representation

Any party may be represented by a person of the party's choice. The names and addresses of such persons shall be communicated in writing to all parties and to the AAA.

8. Date, Time, and Place of Mediation

The mediator shall fix the date, time, and place of each mediation session. The mediation shall be held at the appropriate regional office of the AAA, or at any other convenient location agreeable to the mediator and the parties, as the mediator shall determine.

9. Identification of Matters in Dispute

At least 10 days prior to the first scheduled mediation session, each party shall provide the mediator with a brief memorandum setting forth its position with regard to the issues that need to be resolved. At the discretion of the mediator, such memoranda may be mutually exchanged by the parties.

At the first session, the parties will be expected to produce all information reasonably required for the mediator to understand the issues presented. The mediator may require any party to supplement such information.

10. Authority of Mediator

The mediator does not have the authority to impose a settlement on the parties but will attempt to help them reach a satisfactory resolution of their dispute. The mediator is authorized to conduct joint and separate meetings with the parties and to make oral and written recommendations for settlement. Whenever necessary, the mediator may also obtain expert advice concerning technical aspects of the dispute, provided that the parties agree and assume the expenses of obtaining such advice.

Arrangements for obtaining such advice shall be made by the mediator or the parties, as the mediator shall determine.

The mediator is authorized to end the mediation whenever, in the judgment of the mediator, further efforts at mediation would not contribute to a resolution of the dispute between the parties.

11. Privacy

Mediation sessions are private. The parties and their representatives may attend mediation sessions. Other persons may attend only with the permission of the parties and with the consent of the mediator.

12. Confidentiality

Confidential information disclosed to a mediator by the parties or by witnesses in the course of the mediation shall not be divulged by the mediator. All records, reports, or other documents received by a mediator while serving in that capacity shall be confidential. The mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum.

The parties shall maintain the confidentiality of the mediation and shall not rely on, or introduce as evidence in any arbitral, judicial, or other proceeding:

a.	views expressed or suggestions made by another party with respect to a possible settlement of the dispute;
b.	admissions made by another party in the course of the mediation proceedings;
c.	proposals made or views expressed by the mediator; or
d.	the fact that another party had or had not indicated willingness to accept a proposal for settlement made by the mediator.

13. No Stenographic Record

There shall be no stenographic record of the mediation process.

14. Termination of Mediation

The mediation shall be terminated:

a.	by the execution of a settlement agreement by the parties;
b.	by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or
c.	by a written declaration of a party or parties to the effect that the mediation proceedings are terminated.

15. Exclusion of Liability

Neither the AAA nor any mediator is a necessary party in judicial proceedings relating to the mediation.

Neither the AAA nor any mediator shall be liable to any party for any act or omission in connection with any mediation conducted under these procedures.

16. Interpretation and Application of Procedures

The mediator shall interpret and apply these procedures insofar as they relate to the mediator's duties and responsibilities. All other procedures shall be interpreted and applied by the AAA.

17. Expenses

The expenses of witnesses for either side shall be paid by the party producing such witnesses. All other expenses of the mediation, including required traveling and other expenses of the mediator and representatives of the AAA, and the expenses of any witness and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the parties unless they agree otherwise.

Mediation Fee Schedule

The nonrefundable case set-up fee is $325 per party. In addition, the parties are responsible for compensating the mediator at his or her published rate, for conference and study time (hourly or per diem).

All expenses are generally borne equally by the parties. The parties may adjust this arrangement by agreement.

Before the commencement of the mediation, the AAA shall estimate anticipated total expenses. Each party shall pay its portion of that amount as per the agreed upon arrangement. When the mediation has terminated, the AAA shall render an accounting and return any unexpendable balance to the parties.

EXHIBIT E

HIPAA BUSINESS ASSOCIATE AGREEMENT

The Parties wish to enter into a HIPAA Business Associate Agreement (“Business Associate Agreement”) in conjunction with the HOSPITALIST PARTICIPATION ALL INCLUSIVE SERVICE AGREEMENT. This Business Associate Agreement shall remain fully enforceable regardless of any termination of the HOSPITALIST PARTICIPATION ALL INCLUSIVE SERVICE AGREEMENT.

I. Definitions (alternative approaches)

General Definitions Default to Privacy Rule if Not Otherwise Provided:

Terms used, but not otherwise defined, in this Business Associate Agreement shall have the same meaning as those terms in the Privacy Rule.

Specific definitions:

a.	Business Associate. "Business Associate" shall mean Provider as defined in the Independent Contractor Hospitalist Agreement.
b.	Covered Entity. "Covered Entity" shall mean ApolloMed Hospitalists (herinafter, “Group”).
c.	Individual. "Individual" shall have the same meaning as the term "individual" in 45 CFR § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).
d.	Privacy Rule. "Privacy Rule" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164, Subparts A and E.
e.	Protected Health Information. "Protected Health Information" shall have the same meaning as the term "protected health information" in 45 CFR § 160.103, limited to the information created or received by Business Associate from or on behalf of Covered Entity.
f.	Required By Law. "Required By Law" shall have the same meaning as the term "required by law" in 45 CFR § 164.103.
g.	Secretary. "Secretary" shall mean the Secretary of the Department of Health and Human Services or his designee.

II. Obligations and Activities of Business Associate

a.	Business Associate agrees to not use or disclose Protected Health Information other than as permitted or required by the Agreement or as Required By Law.
b.	Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Business Associate Agreement.

c.	Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Business Associate Agreement.
d.	Business Associate agrees to report to Covered Entity any use or disclosure of the Protected Health Information not provided for by this Business Associate Agreement of which it becomes aware.
e.	Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Business Associate Agreement to Business Associate with respect to such information.
f.	Business Associate agrees to provide access, at the request of Covered Entity, as soon as practicable and in the manner prescribed by the Covered Entity to the extent practicable, to Protected Health Information in a Designated Record Set, to Covered Entity or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 CFR § 164.524.
g.	Business Associate agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 CFR § 164.526 at the request of Covered Entity or an Individual, and in the time and manner prescribed by the Covered Entity to the extent practicable.
h.	Business Associate agrees to make internal practices, books, and records, including policies and procedures and Protected Health Information, relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity available to the Covered Entity, or to the Secretary, in a time and manner designated by Covered Entity to the extent practicable or designated by the Secretary, for purposes of the Secretary determining Covered Entity's compliance with the Privacy Rule.
i.	Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.
j.	Business Associate agrees to provide to Covered Entity or an Individual, in the time and manner prescribed by the Covered Entity to the extent practicable, information collected in accordance with Section II.i. of this Business Associate Agreement, to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.

III. Permitted Uses and Disclosures by Business Associate

Except as otherwise limited in this Business Associate Agreement, Business Associate may use or disclose Protected Health Information to perform functions, activities, or services for, or on behalf of, Covered Entity as specified in the Independent Contractor Hospitalist Agreement, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity.

IV. Obligations of Covered Entity

a.	Covered Entity shall notify Business Associate of any limitation(s) in its notice of privacy practices of Covered Entity in accordance with 45 CFR § 164.520, to the extent that such limitation may affect Business Associate's use or disclosure of Protected Health Information.
b.	Covered Entity shall notify Business Associate of any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, to the extent that such changes may affect Business Associate's use or disclosure of Protected Health Information.
c.	Covered Entity shall notify Business Associate of any restriction to the use or disclosure of Protected Health Information that Covered Entity has agreed to in accordance with 45 CFR § 164.522, to the extent that such restriction may affect Business Associate's use or disclosure of Protected Health Information.

V. Permissible Requests by Covered Entity

Covered Entity shall not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule if done by Covered Entity, except as necessary for Business Associate’s data aggregation, management and administrative activities of pursuant to the Independent Contractor Hospitalist Agreement.

VI. Term and Termination

a.	Term. The Term of this Business Associate Agreement shall be effective as of the effective date of the Independent Contractor Hospitalist Agreement, and shall terminate when all of the Protected Health Information provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy Protected Health Information, protections are extended to such information, in accordance with the termination provisions in this Section.
b.	Termination for Cause. Upon Covered Entity's knowledge of a material breach by Business Associate, Covered Entity may either:
1.	Provide an opportunity for Business Associate to cure the breach or end the violation and terminate this Business Associate Agreement and Independent Contractor Hospitalist Agreement if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity;
2.	Immediately terminate this Business Associate Agreement and Independent Contractor Hospitalist Agreement if Business Associate has breached a material term of this Business Associate Agreement; or
3.	If neither termination nor cure is feasible, Covered Entity shall report the violation to the Secretary.

c.	Effect of Termination.
1.	Except as provided in paragraph (2) of this section, upon termination of this Business Associate Agreement, for any reason, Business Associate shall return or destroy all Protected Health Information received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Business Associate. Business Associate shall retain no copies of the Protected Health Information.
2.	In the event that Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon Covered Entity’s determination that return or destruction of Protected Health Information is infeasible pursuant to Business Associate’s notification, Business Associate shall extend the protections of this Business Associate Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such Protected Health Information.

VII. Indemnification

Business Associate shall, to the fullest extent permitted by law, protect, defend, indemnify and hold harmless Covered Entity and its respective employees, directors, and agents (“Indemnitees”) from and against any and all losses, costs, claims, penalties, fines, demands, liabilities, legal actions, judgments, and expenses of every kind (including reasonable attorneys fees, including at trial and on appeal) asserted or imposed against any Indemnitees arising out of the acts or omissions of Business Associate or any of Business Associate’s employees, directors, or agents related to the performance or nonperformance of this Agreement.

VIII. Miscellaneous

a.	Regulatory References. A reference in this Business Associate Agreement to a section in the Privacy Rule means the section as in effect or as amended.
b.	Amendment. The Parties agree to take such action as is necessary to amend this Business Associate Agreement from time to time as is necessary for Covered Entity to comply with the requirements of the Privacy Rule and the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191.
c.	Survival. The respective rights and obligations of Business Associate under Section VI.c. of this Business Associate Agreement shall survive the termination of this Business Associate Agreement.

d.	Interpretation. Any ambiguity in this Business Associate Agreement shall be resolved to permit Covered Entity to comply with the Privacy Rule.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the respective dates written below

GROUP (COVERED ENTITY):	BUSINESS ASSOCIATE (PROVIDER):

By: /s/ Adrian Vazquez	By: /s/ Warren Hosseinion

Title: President	Title: Warren Hosseinion, M.D.

Date: May 1, 2009	Date: May 1, 2009

EXHIBIT F

GROUP’S HIPAA PRIVACY POLICY

THIS NOTICE DESCRIBES HOW MEDICAL INFORMATION ABOUT YOU MAY BE USED AND DISCLOSED AND HOW YOU CAN GET ACCESS TO THIS INFORMATION. PLEASE REVIEW THIS NOTICE CAREFULLY.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS NOTICE, PLEASE CONTACT OUR PRIVACY MANAGER AT (818) 507-4617.

In this Notice, “we,” “us,” and “our” mean ApolloMed Hospitalists, a medical corporation. The policies of this Notice will be followed by us, our employees, our independent contractor physicians, and other non-employees who have a need to use your medical information to perform their job, including our business associates.

PROTECTED HEALTH INFORMATION

Protected Health Information, or “PHI,” is health information that contains identifiers, such as your name, Social Security number, or other information that reveals who you are.

We may use or disclose PHI without your authorization for the purposes stated in this Notice. You may revoke your authorization for other disclosures of your PHI that require your written authorization at any time by sending your written revocation to:

Privacy Manager

AppolloMed Hospitalists

P.O. Box 4555

Glendale, CA 91222

YOUR RIGHTS

Your Right to Access your PHI

You have the right to see and copy most of your PHI maintained by us. We may charge you a fee for copies, mailing, and other costs associated with your request. Please contact our Privacy Manager to make arrangements. In the event your request to inspect or copy medical information is denied, we will inform in writing you of the denial and your right, if any, to have the decision reviewed.

You have the right request inspection, copying, or delivery to you of your PHI in a manner or place that may protect your privacy. To ask for this special service, call the Privacy Manager.

Your Right to Request Individual Changes to Your PHI

You have a right to ask for changes to your PHI records if they are not complete or correct, for as long as the records are kept by us or for us. Your request must be in writing and must include a reason that supports your request. However, if we do not agree to your requested changes, we may deny your request and inform you of the reason(s) for the denial. You then have the right to submit a statement of disagreement with the content of your records, not to exceed 250 words. We will include your statement of disagreement with any disclosures of the records disputed by your statement of disagreement.

Your Right to an Accounting of Our Disclosures of PHI

You have the right to request a list of our disclosures of your PHI (other than our own uses for treatment, payment, and health care operations, and certain other disclosures we are not required to track or report to you), and the reason why the PHI was disclosed, for the six-year period prior to your request, but not earlier than April 14, 2003. You have a right to receive a free copy of this list once a year. If you request an updated list within one year, you will have to pay the costs of providing the list. We will notify you of the cost in advance, and you may change or cancel your request before you become responsible for the costs.

Your Right to a Paper Copy of This Notice

If you receive this notice by electronic mail, you have a right to a get paper copy of this notice. Please contact our Privacy Manager with your request.

Your Right to Request Additional Limitations on Disclosures of Your PHI

You have the right to request additional limitations on how we use or disclose your PHI. However, we do not have to agree to the limitations you request.

OUR DUTIES

We Must Protect Your PHI

We are required by law to protect your PHI from access by others who are not allowed to see or get copies of your information. We must keep your PHI private as required by law. We must give you notice about how we keep your information private. We must use and disclose your information only as provided in this notice.

We May Make Changes to This Notice

We have the right to change this notice. If we change this notice, how we use your PHI or give it to others will change. Any changes in the notice will be made available on our website: www.apollomed.net

Uses and Disclosures of Your Records

We will protect the confidentiality of your PHI as required by law. Sometimes, we may use or disclose your PHI without your authorization, in the circumstances briefly discussed below.

Treatment

We may use or give your PHI to other physicians and health care workers and trainees in the course of providing treatment, such as obtaining a second opinion from another physician. We may use and disclose your PHI to coordinate the care you receive, including, for example, ordering prescriptions, diagnostic tests, etc.

Health Care Options

We may use or give you your PHI to you to inform you about your health care options. We may use or give you your PHI to provide information about different health benefits or services that may be of interest to you.

Payment

We create bills for services we provide to you and we may use or share your related PHI with agencies such as insurance providers and to others when the disclosures may be necessary to obtain payment of your bills.

Health Care Operations

We may use or give your PHI to agencies that monitor, supervise, and regulate the delivery of health care.

Secretary of DHHS - Required Disclosure

We may give your PHI to the federal government when it is checking on how we are meeting the privacy laws.

Personal Representatives

We may give your personal representative access to your PHI at his or her request, upon that person’s verification of his or her status as your personal representative.

Named Insured

If you are enrolled in health benefit program as a dependent, we may release medical information about you to the person under whose name your health benefits are carried.

Hospital Directories

If you are hospitalized, we may use or give your name and location in the respective hospital directories of hospitals where we perform services for you while you are a patient in the hospital, as well as your general condition (good, fair, etc.) to persons who ask about you by name, and to clergy members of your religious affiliation even if they do not ask for you by name. This information is provided so your friends, family, and clergy can visit you and find out how you are doing generally.

Persons Involved in Your Care or Payment for Your Care

We may give information about you to a friend or family member who is involved in your medical care, include someone involved in arranging payment for your medical care, or to others you tell us are involved in your care. Unless you request otherwise in writing, if you are hospitalized, we may also tell your friends and family that you are in the hospital and your general condition. We may also disclose medical information about you to disaster relief efforts to assist them in providing notices about the condition, status, and location of affected individuals.

Appointments

We may use or give your PHI to you to provide reminders of your appointments.

Uses and Disclosures Required by Law

We may use or give out information about you to others when required by federal or state law. The information we give will be limited to the information the law requires us to disclose.

Public Health Activities

We may use or disclose your PHI to public health authorities to the extent permitted or required by law. This may include sharing your information:

•	To prevent or control disease, injury or disability,
•	For reports of child abuse or neglect;
•	To the Food and Drug Administration about food, nutritional supplements, products, or product recalls,
•	To a person who may have been exposed to a disease, or

•	To an employer for health care in their facility.

Victims of Abuse, Neglect or Domestic Violence

We may share your PHI with government agencies, including social services or protective service agencies, to report if we suspect you are a victim of abuse, neglect or domestic violence when the law requires it.

Health Care Oversight

We may use or share your PHI with agencies that review how we do business or oversee the health care system, such as for audits or investigations.

Judicial and Administrative

We may disclose your PHI in response to subpoenas, warrants, discoveries, or other legal processes, but only if appropriate efforts have been made to inform you about the request or obtain a court order protecting your PHI.

Law Enforcement

We may give your PHI for police activities, such as providing information to locate a missing person.

Decedents

We may use or give your PHI to the coroner or medical examiner to determine the cause of your death. We may give your PHI to a funeral director to enable him/her to carry out his/her duties.

Organ Donations

If you are an organ or tissue donor, we may use or give your PHI to organizations that coordinate, obtain, bank, or transplant organs or tissues as allowed by law.

Research

We may use or give your PHI for research studies that meet all privacy law rules

Health and Safety

We may use or give your PHI when necessary to persons who are able to prevent or lessen a serious threat to the health or safety of you, another person or the public.

Specialized Government Functions

We may use or disclose your PHI to the appropriate government agency:

•	If you are a member of the armed forces, as required by military command authorities,
•	If your are a veteran, to the Department of Veterans Affairs,
•	To federal officials to conduct national security activities,
•	To federal officials to protect the President and others,
•	If you are a member of the Department of the State, to authorities seeking information about your medical suitability or for security clearances,
•	If you are an inmate of a correctional institution or under the custody of a law enforcement official, to a correctional institution about your health care and safety and to ensure the health and safety of others,
•	To federal, state or local government agencies when you apply for a benefit program to verify your eligibility, enrollment or to provide data about the programs.

Workers’ Compensation

We may give your PHI to agencies and entities that provide workers’ compensation benefits for work-related injuries and illnesses.

Fundraising

We may use or give your PHI to our business partners to contact you to raise funds for organizations associated with our delivery of health care services. If we do so, we will only use or disclose your name, address, other contact information, age, gender and insurance status.

Underwriting

We may use or give your PHI to insurance companies to get insurance coverage for you, for us, and for the facilities and organizations, such as hospitals, that are associated with the health care we provide to you.

Group Health Plan Sponsors

We may use or disclose your PHI to agencies that sponsor your group health insurance. For example, we may use and give your information to confirm your eligibility to enroll you in a participating health plan that you select.

De-Identified Information

We may give out information about you that cannot be traced back to you. This data is called “de-identified” data. Data is considered de-identified only after information that is sufficient to identify you has been removed.

Business Associates

There are some services provided to our organization through contracts with other organizations, such as a copy service we use to make copies of your records. We may disclose your PHI to these organizations so they can perform the job we have asked them to do. We require all these organizations to sign an agreement to protect the privacy of your PHI.

How to Contact Us or File Complaints

You have the right to file a complaint if you think your privacy rights have been violated or you think this Notice is not correct. You may make your complaint with our Privacy Manager. To make a complaint, you may telephone or send a written letter to our Privacy Manager. The telephone number to contact our privacy manager is (818) 507-4617. The address to send a written letter is:

Privacy Manager

AppolloMed Hospitalists

P.O. Box 4555

Glendale, CA 91222

You also have the right to file a complaint about how your records are protected or about our Notice with the Secretary of the United States Department of Health and Human Services. To file a complaint with that agency you may:

Send your written complaint to:

Region IX,

Office for Civil Rights,

U.S. Department of Health and Human Services,

50 United Nations Plaza—Room 322

San Francisco, CA 94102.

Or fax it to: (415) 437–8329

You may call this agency at: (415) 437–8310 or for TDD (415) 437–8311.

You may send your complaint by electronic email to OCRComplaint@hhs.gov.

No Retaliation

No action may be taken against you for filing a complaint. If you believe that an action has been taken against you by one of our employees, please call our Privacy Manager at (818) 507-4617.

Effective Date

This notice is in effect on and after August 1, 2008.